                                                                     Exhibit 99.

                                HUNTINGTON BANCSHARES INCORPORATED
                                RATIO OF EARNINGS TO FIXED CHARGES

                                                THREE MONTHS ENDED       NINE MONTHS ENDED
                                                   SEPTEMBER 30            SEPTEMBER 30
                                                ------------------     --------------------
                                                  1999       1998        1999          1998
                                                --------   --------   ----------    ----------
EXCLUDING INTEREST ON DEPOSITS

Income before taxes .........................   $155,820   $130,119   $  453,062    $  397,575

Fixed charges:
       Interest expense .....................     88,354     75,885      252,404       242,951
       Interest factor of rent expense ......      3,925      2,801        7,999         7,447
                                                --------   --------   ----------    ----------

          Total fixed charges ...............     92,279     78,686      260,403       250,398
                                                --------   --------   ----------    ----------

Earnings ....................................   $248,099   $208,805   $  713,465    $  647,973
                                                ========   ========   ==========    ==========

Fixed charges ...............................   $ 92,279   $ 78,686   $  260,403    $  250,398
                                                ========   ========   ==========    ==========


RATIO OF EARNINGS
       TO FIXED CHARGES                             2.69 X     2.65 X       2.74 X        2.59 X


INCLUDING INTEREST ON DEPOSITS

Income before taxes..........................   $155,820   $130,119   $  453,062    $  397,575

Fixed charges:
       Interest expense......................    247,863    253,706      721,386       745,177
       Interest factor of rent expense.......      3,925      2,801        7,999         7,447
                                                --------   --------   ----------    ----------

          Total fixed charges................    251,788    256,507      729,385       752,624
                                                --------   --------   ----------    ----------

Earnings.....................................   $407,608   $386,626   $1,182,447    $1,150,199
                                                ========   ========   ==========    ==========

Fixed charges................................   $251,788   $256,507   $  729,385    $  752,624
                                                ========   ========   ==========    ==========

RATIO OF EARNINGS
       TO FIXED CHARGES                             1.62 X     1.51 X       1.62 X        1.53 X